EXHIBIT 23.3


                      CONSENT OF INDEPENDENT AUDITORS



 We consent to the reference to our firm under the caption "EXPERTS" in the Registration Statement (Form S-4) and related Prospectus of Sunbeam Corporation for the registration of 7,211,823 shares of its common stock to be filed on or about May 11, 1998, and to the incorporation by reference therein of our reports each dated February 18, 1998, with respect to the consolidated financial statements and schedule of CLN Holdings, Inc. and The Coleman Company, Inc. included in their Annual Reports (Form 10-K) for the years ended December 31, 1997, 1996, and 1995, filed with the Securities and Exchange Commission.



                               ERNST & YOUNG LLP


 Wichita, Kansas
 May 7, 1998